Exhibit 5.4

Re: Consent of Independent Engineers

July 19, 2021

We refer to our report dated February 11, 2021 and effective December 31, 2020, evaluating the petroleum and natural gas reserves attributable to the Kaybob Duvernay assets acquired by Crescent Point Energy Corp. (the “Company”) from Shell Canada Energy in February and its affiliates, which is entitled “Crescent Point Energy Corp. Evaluation of Shell Canada Ltd.’s Petroleum Reserves Within Certain Duvernay Areas, Based on Forecast Prices and Costs, As of December 31, 2020” (the “Report”).

We hereby consent to the references to our name in the Company's registration statement on Form F-10 and related prospectus to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement, and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/Michael J. Verney
Michael J. Verney, P.Eng.
Executive Vice President